Exhibit 99.1

news release
Contact Information:
Syed Zaidi	Charlotte Willson
NeoMagic Corporation	NeoMagic Corporation
Chief Executive Officer	Investor Relations
(408) 428-9725	(408) 428-9725

NeoMagic Corporation Names Syed Zaidi as New President and Interim Chief Executive Officer

SAN JOSE, Calif., January 25, 2010 PRNewswire -- NeoMagic Corporation (Nasdaq: NMGC.PK), a leader in the design and development of consumer electronic device solutions, today announced Mr. Syed Zaidi as the new President and Interim Chief Executive Officer of NeoMagic Corporation.  Mr. Zaidi will succeed Mr. Douglas Young who served as President and Chief Executive Officer and as a member of the Board of Directors of NeoMagic Corporation for the past four years.

Mr. Zaidi has been the Company’s Chief Operating Officer and a member of the Board of Directors since 2007.  Mr. Zaidi has over 20 years of engineering and management experience in the semiconductor industry. Prior to joining NeoMagic, Mr. Zaidi worked at Sierra Semiconductor, where he was responsible for systems engineering of Multimedia products and at Raytheon where he too worked in multimedia semiconductors for high-end Graphics development. He has also worked at Advance Micro Research where he designed and developed UNIX based multi-user systems, multiple Video and Graphic ASICs for Multimedia products.  The holder of various US patents, he has a Bachelor of Electrical & Electronics Engineering from Leeds University, England and a BSET from Indiana State University.

“The Board is fully confident that Syed will provide exactly the right leadership for NeoMagic as we pursue several new growth initiatives,” said David Tomasello, Managing Director of Bluestone Financial, Ltd. and a Director of NeoMagic.  “His knowledge of the Company’s operations as well as our customers and our markets is an invaluable asset. We look forward to working more closely with Syed and providing him with all the resources he needs to accelerate growth.”

About NeoMagic

NeoMagic designs and delivers consumer electronic device solutions with semiconductors and software offering exciting new product functionality for Video, TV, Imaging, Graphics, and Audio.  We provide low cost, innovative multimedia chip technology for tomorrow's entertainment and communication needs.  Our capabilities give our partners and their customers high quality answers to excite and enhance the consumer's lifestyle.

NeoMagic and the NeoMagic logo are registered trademarks, and MiMagic are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.  http://www.neomagic.com